EXECUTION VERSION

Exhibit 10.1

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is dated May 18, 2018 (“Effective Date”), and is by and among MODULE (DE) LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), with an address at c/o W. P. Carey Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York, 10020, and TOWER AUTOMOTIVE OPERATIONS USA I, LLC (successor in interest to Tower Automotive Products Company, Inc. and Tower Automotive Tool LLC), a Delaware limited liability company (“Tenant”) with its principal address at 17672 N. Laurel Park Drive, Suite 400E, Livonia, Michigan 48152. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Lease (hereinafter defined).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated April 10, 2002, as amended by that certain First Amendment to Lease Agreement dated April 30, 2003, as further amended by that certain Second Amendment to Lease Agreement dated July 31, 2007, and as further amended by that Third Amendment to Lease Agreement dated May 22, 2014 (collectively the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord the Auburn Premises, the Bluffton Premises, and the Milan Premises, as more specifically described in the Lease.

WHEREAS, as of the date of the Third Amendment, the Lease was terminated as to the Milan Premises;

WHEREAS, Landlord (successor-by-merger to CHASSIS (DE) LIMITED PARTNERSHIP, a Delaware limited partnership) and Tenant are parties to that certain Lease Agreement dated April 10, 2002, as amended (the “Chassis Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain premises in Clinton Township, Michigan (the “Clinton Premises”) as more particularly described in the Chassis Lease.

WHEREAS, Landlord and Tenant desire to terminate the Chassis Lease by a separate Termination of Lease effective as of the Effective Date hereof, make the Clinton Premises part of and subject to the Lease, as more particularly set forth in this Amendment, and make other amendments and modifications to the Lease as described herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged and agreed to by the parties, Landlord and Tenant hereby agree as follows:

1.              Demise of Premises. Paragraph 1 of the Lease (“Demise of Premises”) is hereby amended and restated as follows:

“Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Auburn Premises", the "Bluffton Premises" and the "Clinton Premises", each of which premises is more particularly described in the applicable description in Exhibit "A" attached hereto, collectively the "Land"), together with (a) the Appurtenances; (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").”

2.              Definitions. The following terms, as used in the Lease, shall have the following meanings; it being agreed that to the extent any one or more of the defined terms set forth below in this Paragraph 2 is already a defined term in the Lease, then such term as defined in the Lease shall be deemed deleted and replaced and superseded in its entirety by the definition set forth hereinbelow:

“Additional Basic Rent” is intentionally deleted and all references in the Lease to “Additional Basic Rent” shall have no force or effect.

“Basic Rent” shall mean the Auburn Basic Rent, the Bluffton Basic Rent, and the Clinton Basic Rent”.

“Basic Rent Adjustment Date” shall mean, as applicable, the Auburn Basic Rent Adjustment Date, the Bluffton Basic Rent Adjustment Date, and the Clinton Basic Rent Adjustment Date.

“Commencement Date” shall mean the commencement date of the term as applicable to the Auburn Premises, the Bluffton Premises and the Clinton Premises as set forth in Paragraph 5(a).

“Credit Agreement” shall mean that certain Amended and Restated Revolving Credit and Guaranty Agreement, dated as of April 23, 2013, and amended and restated as of March 7, 2017 and without reference to any future amendment thereto or refinancing thereof, by and among Tower Automotive Holdings USA, LLC, Tower International Inc., Tower Automotive Holdings I, LLC, Tower Automotive Holdings II(a), LLC, the subsidiary guarantors named therein, and the lenders thereto.

“Expiration Date” shall mean the expiration date as to each of the Auburn Premises, the Bluffton Premises and the Clinton Premises as set forth in Paragraph 5(a).

“Financial Ratio Tests” is intentionally deleted and all references in the Lease to “Financial Ratio Tests” shall have no force or effect.

“Fourth Amendment” shall mean the Fourth Amendment to Lease dated May 18, 2018.

“Guarantor” shall mean Tower International, Inc.

“Guaranty” shall mean that certain Guaranty and Suretyship Agreement dated as of the Effective Date of the Fourth Amendment pursuant to which Tower International Inc. guaranties and becomes surety for the obligations of Tenant under the this Lease.

“Interest Coverage Ratio" is intentionally deleted and all references in the Lease to “Interest Coverage Ratio” shall have no force or effect.

“Lease” shall mean the Lease Agreement dated April 10, 2002, as amended by that certain First Amendment to Lease Agreement dated April 30, 2003, that certain Second Amendment to Lease Agreement dated July 31, 2007, that certain Third Amendment to Lease dated May 22, 2014, and that certain Fourth Amendment to Lease dated April 30, 2018.

“Leverage Ratio” is intentionally deleted and all references in the Lease to “Leverage Ratio” shall have no force or effect.

“Leverage Test” means a test conducted four times per calendar year to determine the Total Net Leverage Ratio for purposes of determining whether or not the Initial Security Deposit (defined in Section 36(a)(i)) shall be increased.

“Related Premises” shall mean one of the Auburn Premises, the Bluffton Premises, or the Clinton Premises.

“Release Premises” shall mean the Bluffton Premises.

“Replacement Credit Agreement” shall mean shall mean any credit agreement that amends or replaces the Credit Agreement upon refinancing of the debt described in the Credit Agreement (or any Replacement Credit Agreement).

“Total Net Leverage Ratio” as defined in the Credit Agreement.

“Tower” shall mean Tower International, Inc.

3.         Term. Paragraphs 5(a) and (b) of the Lease are hereby amended and restated as follows:

“(a)     Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term") (such Initial Term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on (i) April 10, 2002 for the Auburn Premises and the Bluffton Premises and (ii) the Effective Date of the Fourth Amendment (each of (i) and (ii) being the “Commencement Date” for the applicable leased premises) and ending on (x) April 30, 2035 for the Auburn Premises and Clinton Premises and (y) April 30, 2030 for the Bluffton Premises (each of (x) and (y) being the “Expiration Date” for the applicable leased premises). For purposes of clarification, the “Term” as used in this Lease shall refer to the term as applicable to each leased premises, i.e. the “Term” of the Auburn Premises commences April 10, 2002 and expires April 30, 2035, subject to extension as set forth in Paragraph 5(b), the “Term” of the Bluffton Premises commences April 10, 2002 and expires April 30, 2030, subject to extension as set forth in Paragraph 5(b) and the “Term” of the Clinton Premises commences on the Effective Date of the Fourth Amendment and expires April 30, 2035, subject to extension as set forth in Paragraph 5(b).

(b)       As long as no Event of Default exists, Tenant shall have the right to extend the Term as to each Related Premises for one (1) additional successive period of ten (10) years (a "Renewal Term"), provided that (i) Tenant shall have notified Landlord in writing at least twenty-four (24), but not more than twenty-six (26), months prior to the first day of the Renewal Term applicable to each Related Premises ("Notice of Interest to Renew") that Tenant is interested in renewing this Lease for such Renewal Term and (ii) having given Landlord a Notice of Interest to Renew as to each Related Premises, Tenant shall have notified Landlord in writing at least eighteen (18) months prior to the first day of each Renewal Term applicable to each Related Premises ("Renewal Notice") that Tenant is renewing this Lease for such Renewal Term as to such Related Premises, and provided further that, valid extension of this Lease as to the Auburn Premises and the Clinton Premises requires the simultaneous extension as to both the Auburn Premises and the Clinton Premises. In other words, Tenant cannot extend this Lease solely as to the Auburn Premises or the Clinton Premises but Tenant may extend this Lease as to the Bluffton Premises without extending the term of the Auburn Premises or the Clinton Premises. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any further Renewal Terms with respect to such Related Premises).

4.         Premises. Exhibit A of the Lease is hereby amended by retaining Exhibit A-1 (legal description of Auburn Premises) and Exhibit A-2 (legal description of Bluffton Premises) and adding Exhibit A-3 (legal description of Clinton Premises) as shown on Schedule 1 attached hereto.

5.         Permitted Encumbrances. Exhibit “C” of the Lease is hereby amended by the deletion of the phrase “Intentionally omitted” and the insertion of page “C-4” in the form set forth on Schedule 2 attached hereto.

6.         Basic Rent. Exhibit “D” of the Lease (as modified by the Second Amendment to Lease and the Third Amendment to Lease) is hereby deleted in its entirety and replaced with the form of Exhibit “D” attached hereto as Schedule 3.

7.         Acquisition Cost. Exhibit “E” of the Lease (“Acquisition Cost”) hereby is deleted in its entirety and is replaced with Exhibit “E” attached hereto.

8.         Removal of Percentage Allocation.

(a)	The defined term “Premises Percentage Allocation” is hereby deleted.

(b)	Exhibit “F” of the Lease (“Premises Percentage Allocation of Basic Rent”), and the reference thereto in the list of Exhibits following the Table of Contents, is hereby is deleted in its entirety and is replaced with “Intentionally omitted”.

(c)	The words “Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises” set forth in Paragraph 18(e) of the Lease are hereby deleted and replaced with “Remaining Premises”.

9.         Floor Net Sale Prices. Exhibit “H” referenced in the Second Amendment to Lease (which should have been Exhibit “I” as noted below) is hereby deleted in its entirety and replaced with the attached Exhibit “I” described in Schedule 6 attached hereto and made a part hereof. [Note: The First Amendment to Lease added an Exhibit “H” (plans and specs for the Bluffton expansion. Therefore, the next exhibit should be Exhibit “I”]

10.              Insurance. Paragraph 16 of the Lease is deleted in its entirety and replaced with a new Paragraph 16 (Insurance) as set forth on Schedule 4 attached hereto.

11.              Option to Cause Purchase. Paragraph 33(a) of the Lease (as modified by the Second Amendment to Lease) is hereby deleted in its entirety and replaced with a new Paragraph 33(a) which is set forth on Schedule 5 attached hereto and made a part hereof.

12.              Security Deposit. Paragraph 36(a)(i) is hereby deleted in its entirety and replaced with the following new Paragraph 36(a)(i):

(a)	(i) Concurrently with the execution of the Fourth Amendment, Tenant shall deliver to Landlord a Letter of Credit in the amount of Two Million Three Hundred Fifty Six Thousand Nine Hundred Ninety Three Dollars ($2,356,993), which amount shall hereafter be referred to as the “Initial Security Deposit” and will represent an increase in the existing letter of credit currently being held by Landlord as security for this Lease. Promptly upon receipt of such Initial Security Deposit, the letter of credit that Landlord is currently holding as security for the Chassis Lease shall be returned to Tenant. Following the Leverage Test, if the Total Net Leverage is less than or equal to 3.75 to 1.00, Tenant shall not be required to increase the Initial Security Deposit. However, if the Leverage Test indicates that the Total Net Leverage is greater than 3.75 to 1.00, then, provided that Landlord promptly delivers any ministerial documents reasonably requested by Tenant’s letter of credit provider in connection with the following, Tenant shall (or shall cause the Guarantor to) increase the Initial Security Deposit from Two Million Three Hundred Fifty Six Thousand Nine Hundred Ninety Three Dollars ($2,356,993) to an amount equal to eighteen (18) months of the Basic Rent then in effect within twenty (20) days following the date on which Tower fails to be in compliance with the foregoing leverage test. Should the Total Net Leverage be greater than 3.75 to 1.00, such shall not be an Event of Default and Tenant shall not be deemed to be in default under the terms of this Lease provided that Tenant increases (or causes the Guarantor to increase) the Initial Security Deposit as required herein.

13.              Bifurcation. From and after the date of this Fourth Amendment, Landlord shall have the right to bifurcate the Lease, subject to Tenant’s reasonable approval as to the form of such bifurcated lease (or leases).

14.              Broker. Landlord and Tenant each warrants and represents that it has not dealt with any real estate broker or agent in connection with this Fourth Amendment or its negotiation except for Advocate Commercial Real Estate Advisors of Michigan, LLC. representing Tenant (the “Broker”). Tenant shall indemnify and hold Landlord and the Leased Premises harmless from any cost, expense or liability (including costs of suit and attorneys’ fees and costs) for an compensation, commission or fees claimed by any real estate broker or agent other than the Broker in connection with this Lease or its negotiation based upon any act or statement of Tenant. Landlord warrants and represents to Tenant that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation. Landlord shall indemnify and hold Tenant harmless from any cost, expense or liability (including without limitation costs of suit and attorneys’ fees and costs) for any compensation, commission or fees claimed by any real estate broker or agent other than the Broker in connection with this Lease or its negotiation based upon any act or statement of Landlord. Landlord shall pay any compensation, commissions or fees due to the Broker in connection with this Lease pursuant to a separate written agreement between Landlord and the Broker.

15.              Modification. The terms and conditions of the Lease, as amended, are incorporated herein and made a part hereof by reference as though fully rewritten herein. Except as modified by this Amendment, the Lease, as amended, shall remain in full force and effect in accordance with the terms thereof and is hereby ratified and confirmed in all respects and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

16.              Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one (1) and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment via portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

17.              Entire Agreement. This Amendment and the Lease together contain the entire understanding of the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any guarantees, promises, representations or warranties not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such guarantees, promises, representations or warranties. Neither this Amendment nor the Lease nor any portion or provisions hereof or thereof may be amended, cancelled, changed, discharged, modified, supplemented, terminated or waived orally or by any course of dealing or in any manner other than by an agreement in writing, signed by the party to be charged.

18.              Binding Agreement. This Amendment shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant and until Guarantor has delivered its Guaranty and Suretyship Agreement.

19.              Enforceability. If any provision of this Amendment or its application to any circumstance or person is invalid or unenforceable to any extent, the remainder of this Amendment, or the applicability of such provision to other circumstances or persons, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

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EXECUTION VERSION

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the day and year first above written.

LANDLORD: MODULE (DE) LIMITED PARTNERSHIP, a Delaware limited partnership By: Suspension (DE) QRS 15-1, Inc., its general partner By: /s/ Nicolas Isham Name: Nicolas Isham Title: Director

TENANT: TOWER AUTOMOTIVE OPERATIONS USA I, LLC, a Delaware limited liability company By: /s/ Dennis C. Pike Name: Dennis C. Pike Title: Treasurer

SCHEDULE 1

CLINTON PREMISES

Land in the Township of Clinton, Macomb County, Michigan, described as follows:

PARCEL 1:

Part of the Northeast 1/4 of fractional Section 2 and part of fractional Section 1 , Town 2 North, Range 13 East, Clinton Township, Macomb County, Michigan, described as follows; commencing at the intersection of the North line of said fractional Section 2 and the centerline of North Avenue, said point being the Southeast corner of Section 35 , Town 3 North, Range 13East, Macomb Township, Macomb County, Michigan, thence North 88 degrees 07 minutes 43 seconds East 453. 10 feet and South 01 degrees 52 minutes 17 seconds East 60.00 feet to the point of beginning on the Southerly right of way line of Hall Road; thence North 88 degrees 07 minutes 43 seconds East 965. 92 feet; thence South 27 degrees 21 minutes 52 seconds West 739.65 feet along the Westerly right of way line of the Grand Trunk Western Railway; thence North 83 degrees 14 minutes 50 seconds West 1013.45 feet; thence North 16 degrees 16 minutes 33 seconds East 301.26 feet along the Easterly right of way line of M-97; thence North 88 degrees 07 minutes 43 seconds East 235.60 feet; thence North 16 degrees 16 minutes 33 seconds East 218. 00 feet to the point of beginning.

PARCEL 2:

Part of the Northeast 1/4 of fractional Section 2, Town 2 North, Range 13 East, Clinton Township, Macomb County, Michigan, and being more particularly described as follows; commencing at the intersection of the North line of said fractional Section 2 and the centerline of North Avenue, said point being the Southeast corner of Section 35, Town 3 North, Range East, Macomb Township, Macomb County, Michigan, thence South 1 degree 42 minutes 09 seconds East 529.50 feet; thence South 23 degrees 02 minutes 51 seconds West 15.35 feet to the point of beginning; thence South 83 degrees 14 minutes 50 seconds East 1079. 51 feet to the Northwesterly right of way line of the Grand Trunk Western Railroad; thence South 27 degrees 21 minutes 52 seconds West 408.93 feet along the said right of way line; thence North 83 degrees 06 minutes 08 seconds West 1046.72 feet; thence North 23 degrees 02 minutes 51 seconds East 396.20 feet to the point of beginning.

Tax Item No. 11-02-200-034; Manatron No. 11-001-053-00

EXHIBIT A-3

SCHEDULE 2

Permitted Encumbrances/Clinton Premises

1.        Taxes for the year 2018, not yet due or payable.

2.        Easement in favor of The Detroit Edison Company and the Covenants, Conditions and Restrictions contained in instrument(s) recorded in Liber 203 , page 578A and as shown on survey.

3.       Easement in favor of The Township of Clinton for sanitary sewers and water mains contained in instrument(s) recorded in Liber 2088 , page 786, Liber 2088, page 789 and Liber 2088, page 793 and as shown on survey.

4.        Terms and Conditions contained in Covenant to Construct Sidewalks and Associated Improvements, as disclosed by instrument recorded in Liber 6909, page 478 and as shown on survey.

5.        Rights of the railroad company servicing the railroad siding on the subject premises in and to the ties, rails and other property constituting said railroad siding or in and to use thereof and also rights of others thereto entitled in and the use thereof.

6.        Survey prepared by George Jerome & Co. Surveyors dated April 5 , 1999, last. revised March 24 2002, Job No. 24-303 shows the following variations or mislocations:

a. water mains, sanitary sewer, storm drains, and gas lines located on insured premises without the benefit of a recorded easement;

b. overhead power lines and power poles located along the easterly record line of title;

c. railroad spur tracks entering subject property from the southeast and running along the easterly record lines of title;

d. fences vary with easterly and southerly record lines of title;

e. curbing extends over northwesterly record lines of title.

7.        Rights of others for ingress and egress purposes in and to the use of Groesbeck Highway right of way (M-97) affecting the westerly record line of title.

EXHIBIT C-4

SCHEDULE 3

EXHIBIT D

1.	Basic Rent.

(a)	Auburn Premises.

i.	Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit D, basic rent payable with respect to the Auburn Premises ("Auburn Basic Rent”) from the Effective Date of the Fourth Amendment through and including October 24, 2018 shall be $1,316,959 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $329,240 each.

ii.	Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit D, Auburn Basic Rent from October 25, 2018 through the remainder of the Term shall be $749,350 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $187,338 each.

iii.	Pro rata Basic Rent for the Auburn Premises for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

(b)	Bluffton Premises.

i.	Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit D, basic rent payable with respect to the Bluffton Premises ("Bluffton Basic Rent”) from the Effective Date of the Fourth Amendment through and including April 24, 2020 shall be $1,169,276 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $292,319 each.

ii.	Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit D, Bluffton Basic Rent from April 25, 2020 through the remainder of the Term shall be $795,974 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $198,993.50 each.

iii.	Pro rata Basic Rent for the Bluffton Premises for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

(c)	Clinton Premises.

i.	Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit D, basic rent payable with respect to the Clinton Premises ("Clinton Basic Rent”) from the Effective Date of the Fourth Amendment through and including October 24, 2018 shall be $4,371,355 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $1,092,838.75 each.

ii.	Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit D, Clinton Basic Rent from October 25, 2018 through the remainder of the Term shall be $2,273,895 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $568,473.75 each.

iii.	Pro rata Basic Rent for the Clinton Premises for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

(d)	Bluffton Purchase Option. Subject Paragraphs 2, 3 and 4 below:

i.	If the Bluffton Premises is sold pursuant to the terms of Paragraph 33 of the Lease, commencing on the date of the Purchase Option Closing Date for the Bluffton Premises, annual Basic Rent then payable shall be reduced by an amount equal to the Release Premises Amount times 12.08 percent (the "Bluffton Reduction Amount").

ii.	The amount of Basic Rent resulting from this calculation shall be payable henceforth for each annual period in respect of the remainder of the Term, payable quarterly in advance in equal installments on each subsequent Basic Rent Payment Date.

iii.	If the Purchase Option Closing Date for the Bluffton Premises does not occur on a Basic Rent Payment Date and, provided further that quarterly Basic Rent is reduced pursuant to Subsection l(d)(i) above, Tenant shall be entitled to a per diem credit for the difference in Basic Rent for each day commencing on the Purchase Option Closing Date for the Bluffton Premises up to and including the day immediately preceding the next occurring Basic Rent Payment Date. The amount of this credit shall be deducted by Tenant from the quarterly Basic Rent payable on the Basic Rent Payment Date immediately following the Purchase Option Closing Date for the Bluffton Premises.

iv.	Notwithstanding anything to the contrary in Subparagraph 1(d)(i) hereinabove, in no event shall any reduction of Basic Rent exceed the amount of Basic Rent allocated to the Bluffton Premises immediately prior to the sale of the Bluffton Premises.

v.	If at the time of the Purchase Option Closing Date for the Bluffton Premises, such premises is the only Related Premises that remains subject to the Lease, then the obligation of Tenant to pay Basic Rent for the Bluffton Premises to Landlord for the remainder of the Term applicable to the Bluffton Premises shall be deemed a Surviving Obligation and notwithstanding anything to the contrary set forth in Paragraph 36(d) of the Lease, the Security Deposit allocable to the Bluffton Premises shall remain in effect until the all Basic Rent for the remainder of the Term of the Bluffton Premises shall be paid in full.

2.	CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers United States City Average, All Items, (1982-84=100) ("CPI ) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the two (2) year period immediately preceding such adjustment.

3.	Effective Dates of CPI Adjustments.

(a)	Auburn Basic Rent shall not be adjusted to reflect changes in the CPI until May 1, 2020. As of May 1, 2022, May 1, 2024, May 1, 2026, May 1, 2028, May 1, 2030, May 1, 2032, and May 1, 2034, Auburn Basic Rent shall be adjusted to reflect increases in the CPI during the most recent two (2) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Auburn Basic Rent Adjustment Date”).

(b)	Bluffton Basic Rent shall not be adjusted to reflect changes in the CPI until May 1, 2022. As of May 1, 2024, May 1, 2026, and May 1, 2028, Bluffton Basic Rent shall be adjusted to reflect increases in the CPI during the most recent two (2) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Bluffton Basic Rent Adjustment Date”).

(c)	Clinton Basic Rent shall not be adjusted to reflect changes in the CPI until May 1, 2020. As of May 1, 2022, May 1, 2024, May 1, 2026, May 1, 2028, May 1, 2030, May 1, 2032, May 1, 2034, Clinton Basic Rent shall be adjusted to reflect increases in the CPI during the most recent two (2) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Clinton Basic Rent Adjustment Date”).

4.	Method of Adjustment for CPI Adjustment.

(a)	As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. The product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein “Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring two (2) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing two (2) year period, subject, however, to adjustment for Fair Market Rental Value as of the beginning of any Renewal Term.

(b)	Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

(c)	Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord' s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

5.	Basic Rent During Each Renewal Term. During the Renewal Term annual Basic Rent for the Renewal Term shall be an amount equal to the Fair Market Rental Value as of the first day of the Renewal Term, determined in accordance with Paragraph 29 of this Lease, shall be subject to increases as provided in the foregoing Paragraphs 2, 3 and 4 and shall be payable in equal quarterly installments on each Basic Rent Payment Date.

EXHIBIT E

ACQUISITION COST

Auburn, IN	$4,502,104
Bluffton, OH	$4,825,064
Clinton, MI	$28,900,000

TOTAL:	$38,227,168

SCHEDULE 4

16.	Insurance.

(a)  Tenant shall maintain the following insurance on or in connection with the Leased Premises:

(i)       Insurance against risk of physical loss or damage to the Improvements and Equipment as provided under Special Form "All Risk" property insurance including physical damage, machinery breakdown and business interruption coverage (as indicated in (vi) below) for the building, improvements and Tenant's equipment, and including and including customarily excluded perils of flood coverage (if the Leased Premises is in a flood zone), earthquake (if the Leased Premises is in a seismic zone), and, to the extent required by Lender, terrorism insurance (subject to market availability at the time in question). Such policies shall contain deductibles not more than One Million Dollars ($1,000,000) per occurrence.

(ii)       Commercial General Liability written on an occurrence form basis with combined single liability limit of $1,000,000 and aggregate limit of $2,000,000. Coverage shall include; bodily injury, personal injury and death, and property damage occurring on, in or as a result of the use of the Leased Premises.

(iii)       Commercial Business Automobile Liability insurance including coverage for all autos owned, non-owned and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than $1,000,000.

(iv)       Commercial umbrella/excess liability written on an occurrence form basis with an insurance limit of $15,000,000.

(v)       Statutory Workers’ Compensation and Employers Liability with minimum limit of $500,000 for Tenant's employees.

(vi)       Business Interruption shall include Leasehold Interest coverage for continuation of rent. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease with respect to Rent payable to or for the benefit of the Landlord under this Lease.

(b)       Tenant's insurance required by Paragraph 16(a) shall be written by insurance companies with a rating of not less than AM Best “A-,” and a financial size of not less than Class XII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the each Building is located. Insurance policies referred in clauses (ii), (iii) and (iv) shall name Landlord, Lender, and any other party reasonably designated by Landlord, as an additional insured. The additional insured endorsement required under clause (iii) shall apply on a primary and noncontributory basis with any other insurance available to the additional insured named above. In addition, the coverage described in clause (i) relating to the Building and Improvements (but excluding any personal property and business interruption) of Tenant shall also name Landlord as “loss payee”. All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord. If said insurance or any part thereof shall expire, be withdrawn or become void for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or Tenant shall immediately obtain new or additional insurance that complies with the provisions of this Lease.

(c)       Tenant shall pay as they become due all premiums, deductibles and any self-insured retentions for the insurance required by Paragraph 16(a), and shall deliver to Landlord all original certificates of insurance within a reasonable period on or after policy renewal date, or, if required by Lender, original or certified policies.

(d)       Each policy required by any provision of Paragraph 16(a), except clause (v) thereof, shall provide that it may not be cancelled on any renewal date except after thirty (30) days' prior notice to Landlord and Lender and shall provide that such policies shall not be cancelled for non-payment of premium except as ten (10) days’ prior notice to Lender.

EXECUTION VERSION

SCHEDULE 5

33. Option to Cause Purchase.

(a) Landlord does hereby give and grant to Tenant the option to purchase or cause to be purchased (the “Purchase Option”), the Release Premises by Tenant or a third party buyer (each a “Designee”) (i) for a purchase price equal to or in excess of the applicable Floor Net Sale Price for the Release Premises (the “Release Premises Amount”, (ii) subject to the purchase and sale agreement acceptable to Landlord in Landlord’s sole discretion and the payment by Designee (or Tenant if Tenant is the Designee) of all Costs incurred by Landlord in connection with the Purchase Option, and (iii) on any date (the “Option Purchase Date”) which is mutually agreeable to Landlord and Tenant. If Tenant desires to exercise the Purchase Option but cannot procure a third party buyer willing and able to pay an amount at least equal to the Floor Net Sales Price, then Tenant may only exercise the Purchase Option if, in addition to payment by said third party buyer of the applicable purchase price, Tenant pays to Landlord the difference between the purchase price actually paid by the third party buyer to Landlord and the Floor Net Sales Price for the Release Premises sold. If Tenant intends to exercise the Purchase Option, Tenant shall give written notice (the “Option Exercise Notice”) to Landlord to such effect not later than one hundred twenty (120) days prior to the scheduled Option Purchase Date. Notwithstanding anything in this Paragraph 33 to the contrary, Tenant may not exercise the Purchase Option with respect to the Bluffton Premises unless Tenant has ceased business operations at the Bluffton Premises.

SCHEDULE 6

Exhibit “I”

Floor Net Sale Prices

Bluffton, Ohio: The Floor Net Sale Price of the Bluffton Premises shall be agreed upon jointly by Landlord and Tenant within thirty (30) days of the earlier to occur (a) the date on which Tenant has notified Landlord that Tenant has ceased business operations at the Bluffton Premises and (b) the date at which Tenant has actually ceased business operations (for purposes of determining the fair market value for the Bluffton Premises hereunder, should such determination become necessary, this date shall be also referred to as one of the instances of (i) the term “Applicable Initial Date” as otherwise defined in Paragraph 29 of this Lease and (ii) a “Relevant Date” as otherwise defined in Paragraph 2 of this Lease). If Landlord and Tenant cannot agree on the Floor Net Sales Price within such 30-day period, the Floor Net Sales Price for the Bluffton Premises shall be the fair market value of the Bluffton Premises as of the Relevant Date as if unaffected and unencumbered by this Lease and determined in accordance with the same procedures as are used for the determination of Fair Market Value specified for in Paragraph 29 of this Lease.